UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12
PETROQUEST ENERGY, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2015
_________________
Dear Stockholders:
We cordially invite you to attend our 2015 annual meeting of stockholders. The meeting will be held on Wednesday, May 20, 2015, at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 1100 Camellia Boulevard, Lafayette, Louisiana 70508. At the meeting we will:
1.    Elect the Board of Directors;
2.    Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
3.    Hold an advisory vote to approve the company’s executive compensation; and
4.    Transact any other business as may properly come before the meeting.
Stockholders who owned our common stock at the close of business on March 23, 2015 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.
Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.
We look forward to seeing you at the meeting.
By order of the Board of Directors,

/s/ Edward E. Abels, Jr.
Edward E. Abels, Jr.
Executive Vice President – General Counsel and Secretary
Lafayette, Louisiana
April 7, 2015

PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
Our Board of Directors is soliciting proxies for the 2015 annual meeting of stockholders to be held on Wednesday, May 20, 2015 at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 1100 Camellia Boulevard, Lafayette, Louisiana 70508, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
PetroQuest will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of PetroQuest, without additional compensation, personally or by telephone.
QUESTIONS AND ANSWERS
Q:    Who can vote at the meeting?

A:
The Board set March 23, 2015 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder at the close of business on the record date, March 23, 2015. On that date, there were 65,863,087 shares of our common stock outstanding and entitled to vote at the meeting.

Q:     What proposals will be voted on at the meeting?

A:	Three proposals are scheduled to be voted upon at the meeting:

•	The election of directors;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	Advisory approval of the company’s executive compensation.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (sometimes referred to herein as the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 7, 2015 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about April 7, 2015, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:
No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:     How do I cast my vote?

A:
For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or by telephone or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board of Directors on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors or the advisory proposal on executive compensation. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors and the advisory proposal on executive compensation unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.
Q:    Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:    How does the Board recommend I vote on the proposals?

A:
The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and “FOR” the approval, on an advisory basis, of the company’s executive compensation.

Q:    Who will count the vote?

A:	The inspector of election will count the vote. PetroQuest’s Secretary will act as the inspector of election.
Q:    What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm and the advisory proposal on executive compensation. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:    What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The six nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.
Proposal 2 — Ratification of appointment of independent registered public accounting firm.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3 — Advisory approval of the company’s executive compensation.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Q:    What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:
Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:    How many votes can I cast?

A:	On all matters you are entitled to one vote per share.
Q:    Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the Securities and Exchange Commission within four business days of the meeting.

Proposal 1
ELECTION OF DIRECTORS
At the meeting, six directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE, recommended the six directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.
Nominees

•	Charles T. Goodson
Age:    59        Director since:    1998    Committees:    None
Skills and Qualifications: As a result of his professional experiences, and his longevity with the company, Mr. Goodson possesses broad and particular knowledge of all aspects of the oil and gas production industry as well as extensive leadership experience.
Positions held with the company:    Chairman of the Board, Chief Executive Office and President
Other current public directorships: None
Mr. Goodson has served as our Chairman of the Board since May 2000, and has served as our Chief Executive Officer since September 1998. He has also served as our President since July 2004, and previously served in that position from September 1998 to May 2000. From 1995 to 1998, Mr. Goodson was President of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as President and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us. From 1980 to 1985, he worked for Callon Petroleum Company, first as a landman, then District Land Manager and then Regional Land Manager. He began his career in 1978 as a landman for Mobil Oil Corporation. In addition, Mr. Goodson currently serves on the boards of directors of Iberia Bank (Lafayette Advisory Board Member), the Federal Reserve Bank of Atlanta – New Orleans Branch (Energy Advisory Council Member), Our Lady of Lourdes Regional Medical Center and the Louisiana Oil & Gas Association.

•	William W. Rucks, IV

Age:	57 Director since: 1999 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: As a result of his professional experiences, including his prior service within management and as a member of the boards of directors of other public companies within our industry, Mr. Rucks possesses broad knowledge of all aspects of the oil and natural gas production industry and is able to share his insights as to best practices from those experiences.
Positions held with the company:    Director
Other current public directorships: None
Mr. Rucks has been a private venture capitalist-investor since September 1996. He has served as a director of OMNI Energy Services, Inc., a public oil and gas company, from 1997 to October 2001, and also served as Chairman of the Board from February 2001 to October 2001. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.), a public oil and gas exploration and development company, from July 1995 until September 1996 and as its President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Mr. Rucks earned a Bachelor of Science in Business Administration from Louisiana State University in 1979.

•	E. Wayne Nordberg

Age:	76 Director since: 2000 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Mr. Nordberg is particularly familiar with the financial measures used to analyze business performance within the oil and natural gas production industry and with the capital markets. As a director of the company since 2000, Mr. Nordberg possesses a depth of knowledge concerning our company and its operations in particular and our industry in general.
Positions held with the company:    Director
Other current public directorships: None
Mr. Nordberg is currently Chairman of Hollow Brook Wealth Management LLC, an SEC registered investment advisor managing or advising investment assets of $1.4 billion. From January 2003 to November 2007, he served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc. KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals. From 1988 to 1998, he served in various capacities for Lord, Abbett & Co., a mutual fund company, including partner and director of their family of funds. Mr. Nordberg is a director of Annaly Capital Management, Inc. and Reaves Utility Income Fund as well as a member of the Financial Analysts Federation and The New York Society of Security Analysts. He received a Bachelor of Arts in Economics from Lafayette College, Easton, Pennsylvania, where he is a Trustee Emeritus.

•	Michael L. Finch

Age:	59 Director since: 2003 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Mr. Finch has extensive financial and operating experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him to serve as a director as well as our Audit Committee financial expert and Chairman.
Positions held with the company:    Director
Other current public directorships: None
Mr. Finch served as Chief Financial Officer and a member of the Board of Directors of Stone Energy Corporation from 1993 until his retirement in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by an international public accounting firm in New Orleans, Louisiana. Mr. Finch is expected to be appointed as a director of Callon Petroleum Company effective the day prior to Callon’s 2015 annual meeting of stockholders in May 2015. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978, and received a Bachelor of Science in Accounting from the University of South Alabama in 1976.

•	W. J. Gordon, III

Age:	66 Director since: 2004 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Mr. Gordon’s vast experience and extensive knowledge of our industry, having served in management domestically and internationally with a major oil and natural gas company, together with his strategic management and leadership experience in several industries, strengthen the Board’s collective qualifications, skills and experience.
Positions held with the company:    Director
Other current public directorships: None
Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco’s Middle East subsidiary), President and Managing Director of Conoco Norway, Inc. and Regional Production Manager for Conoco’s Gulf of Mexico and Gulf Coast Region. He has worked for the past 12 years for the Franciscan Missionaries of Our Lady Health System and is currently Senior Vice President of Strategy and Talent Management. He serves on the Advisory Board of IberiaBank Corporation and as a Trustee, Secretary/Treasurer and a member of the Executive Committee of the University of Louisiana at Lafayette Foundation. He is also a founding board member of the Community

Foundation of Acadiana and serves on the Board of the Lafayette Community Healthcare Clinic. Mr. Gordon was elected and served three, non-consecutive three year terms on the Board of the Greater Lafayette Chamber of Commerce, with his last term ending December 31, 2014. Mr. Gordon received his Bachelor of Science in Physics and Military Science Degree from Southern University in Baton Rouge, Louisiana in 1970.

•	Charles F. Mitchell, II, M.D.

Age:	66 Director since: 2005 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Dr. Mitchell’s experience inside and outside of the energy industry, along with his leadership and analytical skills, working knowledge of securities and compliance laws, financial and business expertise, and his extensive history with our industry, our company, and our community qualify him for service on our board as well as serving as chairman of the Compensation Committee.
Positions held with the company:    Director
Other current public directorships: None
Dr. Mitchell is a practicing surgeon and a founding partner of ENT Medical Center in Baton Rouge. For more than 30 years, the for-profit ENT Medical Center has been one of Louisiana’s top private ear, nose and throat centers. He along with nine other MD investors developed and managed the first multi-specialty Ambulatory Surgical Center in Louisiana. Dr. Mitchell has been an active private investor in and working interest owner of oil companies and drilling programs in some of the largest basins in the U.S., including the Gulf of Mexico, East Texas, Oklahoma and South Louisiana. As a result of his direct investment experience in the oil and gas industry, he was selected to serve on the board of directors of three NYSE-listed oil and gas companies from 1995 to 2005: Flores & Rucks, Inc., Ocean Energy, Inc. and Devon Energy Corporation. Dr. Mitchell serves on the Board of the Mendez Foundation in Tampa, Florida. The Foundation works with K through 12 children to educate them on the prevention of drug abuse and violence.
Director Independence
The listing standards of the NYSE require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.
Based on these standards, our Board of Directors has affirmatively determined that Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV are independent. Messrs. Finch and Gordon, and Dr. Mitchell have no relationship with us, except as directors and stockholders. In determining the independence of Mr. Nordberg and Mr. Rucks, the Board considered each of Mr. Nordberg’s and Mr. Rucks’ relationship with us as a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.
Board Leadership Structure and Role in Risk Oversight
Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and the director most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside PetroQuest and the oil and gas industry, while the Chief Executive Officer brings PetroQuest-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow and communication between senior management and the Board of Directors, which are both essential to effective governance.
One of the key responsibilities of the Board of Directors is to develop a strategic direction for PetroQuest and to hold management accountable for the execution of our strategy once it is developed. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations as well as our Code of Business Conduct and Ethics. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.
Lead Director
Our Board of Directors has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which our management director and members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Based on the recommendation of the Nominating and Corporate Governance Committee, William W. Rucks, IV was re-designated by the Board to serve in this position in November 2014.
Communicating with our Board of Directors
Stockholders and other parties interested in communicating directly with our non-management members of our Board of Directors may do so by writing to: Corporate Secretary, PetroQuest Energy, Inc., 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The Board has approved a process for handling letters received by PetroQuest and addressed to non-management members of the Board. Under that process, our Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board and request copies of any such correspondence. Concerns relating to business ethics, accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend and historically they have done so. For example, all of the directors attended the 2014 annual meeting.
Board and Committee Activity, Structure and Compensation
Our Board of Directors is governed by PetroQuest’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the standing committees of the Board and the laws of the State of Delaware. The Corporate Governance Guidelines and committee charters are available in the “Investors – Governance” section of our website at www.petroquest.com, and are available in print to any stockholder who requests them. In addition to the above governing documents, the company’s Code of Business Conduct and Ethics that applies to all of our employees, as well as each member of the Board, can also be found in the “Investors –Governance” section of our website at www.petroquest.com, and is available in print to any stockholder who requests it. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer or chief financial officer) at this location on our website.
During 2014, our Board of Directors held seven meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The independent directors of the Board annually appoint one member of each committee as chairperson to serve a one year term, after an initial term of two years, at the first meeting of the Board following our annual meeting of stockholders. Committee membership and the functions of those committees are described below.
Audit Committee. The current members of the Audit Committee are Michael L. Finch (Chairman), W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met four times during 2014. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC, and that Michael L. Finch is an audit committee financial expert under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
Compensation Committee. The current members of the Compensation Committee are Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D. (Chairman), E. Wayne Nordberg and William W. Rucks, IV, and the committee met four times during 2014. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for establishing PetroQuest’s compensation policies and monitoring the implementation of PetroQuest’s compensation system for its executives. The committee may delegate any of its responsibilities to subcommittees as the committee deems appropriate, provided the subcommittees are composed entirely of independent directors. The committee’s processes and procedures for determining executive compensation are described below under “Other Information – Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael L. Finch, W. J. Gordon, III (Chairman), Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV. The committee met two times during 2014. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to PetroQuest. Although not part of any formal policy, our goal is a balanced and diverse board of directors, with members whose skills, backgrounds and experiences are complimentary and, together, cover the spectrum of areas that impact our business. Attributes such as character, integrity, judgment, experience, professional achievements and financial and business acumen are cited in our Corporate Governance Guidelines as among the principal qualifications of an effective director.
Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter.
Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Board or the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in this proxy statement, and therefore we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.
In addition to stockholder nominations, the Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board at that point in time. Our Board of Directors believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.
Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Deadline for Receipt of Stockholder Proposals” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on PetroQuest’s books, of such stockholder and (ii) the class and number of shares of PetroQuest that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of PetroQuest that are beneficially owned by such person.
Compensation of Directors. Our one employee director is not separately compensated for his service as a director. In 2014, each of our non-employee directors received an annual retainer fee of $75,000. The Chairman of the Audit Committee received an additional annual cash retainer of $15,000 and the Chairman of the Compensation Committee received an additional annual cash retainer of $10,000. Each non-employee director also received an attendance fee of $1,500 per Board or committee meeting attended.

In May 2014, Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell each received 17,500 shares of restricted common stock. The transfer restrictions on restricted common stock lapse as to 100% of the shares granted on the earlier to occur of the first anniversary of the grant date or the 2015 annual meeting of stockholders. The members of our Board of Directors are entitled to reimbursement of their expenses incurred in connection with the attendance at Board and committee meetings in accordance with company policy.
The following table summarizes the annual compensation for our non-employee directors during 2014.

Director Compensation for Fiscal Year-End December 31, 2014
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (3)	Total ($)
Michael L. Finch	106,500	105,350	0	211,850
W. J. Gordon, III	90,000	105,350	0	195,350
Charles F. Mitchell, II, M.D.	101,500	105,350	0	206,850
E. Wayne Nordberg	91,500	105,350	0	196,850
William W. Rucks, IV	90,000	105,350	0	195,350

(1)
These amounts reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of awards pursuant to our 2013 Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 5 – Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on March 6, 2014.

(2)
Each of the directors was granted 17,500 shares of restricted common stock in 2014 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $6.02 per share (the closing price of our shares on May 20, 2014). As of December 31, 2014, each of Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell had a total of 20,000 shares of restricted common stock outstanding.

(3)	As of December 31, 2014, Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell had a total of 40,833, 47,500, 47,500, 47,500 and 77,500 stock options outstanding, respectively.
Vote Required
The six nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.
Board Recommendation
Our Board of Directors recommends a vote “FOR” all six nominees to the Board.

Proposal 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002. We are asking the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Ernst & Young was appointed by the Audit Committee in accordance with its charter.
In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in PetroQuest’s and our stockholders’ best interests.
The Audit Committee has approved all services provided by Ernst & Young. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.
Audit Fees
The following table sets forth the fees incurred by us in fiscal years 2013 and 2014 for services performed by Ernst & Young LLP:

	2013	2014
Audit Fees(1)	$741,750	$602,500
Audit Related Fees(2)	-	-
Tax Fees(3)	24,000	40,700
All Other Fees(4)	-	-
Total Fees	$765,750	$643,200

(1)
Audit fees are fees paid to Ernst & Young LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. In 2013, audit fees included $127,000 related to services provided in connection with the filing of registration statements, $170,000 related to services provided in connection with the private offering of our 10% Senior Notes due 2017 and $59,750 related to reimbursement of out of pocket expenses. In 2014, audit fees included $135,000 related to services provided in connection with other SEC filings and $52,500 related to reimbursement of out-of-pocket expenses.

(2)
Audit related fees are fees paid to Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)
Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)	No other fees for professional services were paid to Ernst & Young LLP with respect to the fiscal years ended December 31, 2013 and 2014.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.
Audit Committee Report
The Audit Committee assists our Board of Directors in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
Management is responsible for the preparation, presentation, and integrity of PetroQuest’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of PetroQuest’s system of internal control over financial reporting. PetroQuest’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of PetroQuest’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of PetroQuest’s independent auditor. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.
The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of PetroQuest’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of PetroQuest’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Ernst & Young’s independence, the committee considered the non-audit services provided to PetroQuest by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed PetroQuest’s audited consolidated financial statements for the fiscal year ended December 31, 2014 with management and Ernst & Young. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that PetroQuest’s audited consolidated financial statements be included in PetroQuest’s Annual Report on Form 10-K as filed with the SEC.
AUDIT COMMITTEE
Michael L. Finch, Chairman
W. J. Gordon, III
Charles F. Mitchell, II, M.D.
E. Wayne Nordberg
William W. Rucks, IV

Vote Required
The approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Ernst & Young LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation
The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Proposal 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term cash and equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by (i) emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders, (ii) structuring annual incentive compensation to be contingent upon the achievement of performance measures, and (iii) designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.
2014 Advisory Vote on Executive Compensation
We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (the “Say-On-Pay Proposal”). Though we obtained majority support for our Say-On-Pay Proposal at our annual meeting of stockholders held in May 2014, only approximately 53% of stockholders voting on the proposal voted for it. In recognition of these voting results, the Compensation Committee initiated a review of our executive compensation programs and policies and, after contacting certain of our significant stockholders to discuss our compensation programs and understand their concerns, made significant changes in our executive compensation programs and policies, including changes designed to better align our pay with our performance, as described in greater detail below.
Summary of Changes to Executive Compensation Programs
The principal changes to our executive compensation programs and policies made by the Compensation Committee following our 2014 annual meeting of stockholders are summarized below. These changes were made based upon information gathered from our discussions with significant stockholders, our executive officers and the Compensation Committee’s independent compensation consultant, HayGroup. The Compensation Committee will continue to explore ways in which our executive compensation programs can be improved.

•
Introduced Total Stockholder Return (“TSR”) as a Compensation Factor – In response to our 2014 Say-On-Pay Proposal, the Compensation Committee decided to introduce the company’s total shareholder return (TSR) as a factor for our compensation program for all executives. Executive officers all now have a component of their long-term incentive grants based on the company’s TSR.

•
Peer Group Review – The Compensation Committee, assisted by HayGroup, conducted a review of the company’s peer group composition, taking into consideration the relevant revenue and market capitalization size, industry, location, and competition for executive talent.

•
Stock Ownership Guidelines– The Compensation Committee, assisted by HayGroup, recommended, and the board adopted, stock ownership guidelines for both executive officers and directors based on market/peer practices. These guidelines generally require executive officers and directors to own shares of our common stock equal in value to a multiple of their salary/annual retainer as follows: (i) Chief Executive Officer – five times base salary; (ii) all other executive officers – three times base salary and (iii) directors – five times annual retainer.

•
Adjustments to Long Term Incentives – The Compensation Committee implemented certain adjustments to the long term incentive element of the executive compensation programs, including (i) transitioning from restricted stock awards to restricted stock units that are settled in shares of our common stock for tax planning purposes and (ii) implementing the use of phantom units with a time based vesting that are settled in cash.

Proposal
As described in the section of this proxy statement titled “Compensation Discussion and Analysis,” we believe our compensation program is effective, appropriate and strongly aligned with the interests of our stockholders and that the total compensation packages provided to the named executive officers are reasonable in the aggregate. As you consider this proposal, we urge you to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative disclosure for additional details on executive compensation, including our compensation philosophy and objectives and the past compensation of the named executive officers.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers. Accordingly, you may vote on the following resolution at the meeting:
“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the company’s 2015 annual meeting, is hereby approved.”
This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
Vote Required
The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation
The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.

OTHER INFORMATION
Principal Stockholders
The following table presents certain information as of March 23, 2015, as to:

•	each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	each director,

•	each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent of Class
BlackRock Inc. (3)	5,636,972	8.6%
Charles T. Goodson (4)	3,502,959	5.3%
William W. Rucks, IV (5)	1,414,716	2.1%
E. Wayne Nordberg (6)	742,360	1.1%
W. Todd Zehnder (7)	529,270	*
Arthur M. Mixon, III (8)	525,692	*
Charles F. Mitchell, II, M.D. (9)	400,386	*
J. Bond Clement (10)	352,611	*
Michael L. Finch (11)	252,830	*
Tracy Price (12)	187,274	*
W. J. Gordon, III (13)	130,000	*
All directors and executive officers as a group (11 persons) (14)	8,163,116	12.2%

* Less than 1%

(1)
Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the SEC on behalf of such persons.

(2)
Unless otherwise indicated, the address of all beneficial owners of more than five percent of our shares of common stock set forth above is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

(3)
Based on a Schedule 13G/A filed on January 22, 2015 by Blackrock Inc. (“Blackrock”). The address for Blackrock is 40 East 52nd Street, New York, New York 10022. Blackrock has sole power to vote or to direct the vote of 5,515,720 shares and sole power to dispose or to direct the disposition of 5,636,972 shares.

(4)
Includes (i) 3,300,990 shares of common stock directly held by Mr. Goodson and (ii) 201,969 shares of common stock issuable on the exercise of vested options. As of March 23, 2015, Mr. Goodson had pledged 1,950,000 shares of common stock as security for a loan in 2015. This pledge was approved by the Board as an exception to the prohibitions contained in our insider trading policy on such arrangements.

(5)
Includes (i) 1,350,000 shares of common stock directly held by Mr. Rucks, (ii) 47,500 shares of common stock issuable on the exercise of vested options and (iii) 17,216 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(6)
Includes (i) 345,000 shares of common stock directly held by Mr. Nordberg, (ii) 134,900 shares directly held by E. Wayne Nordberg CGM IRA Custodian, (iii) 70,060 shares of common stock directly and indirectly held by Mr. Nordberg’s wife, (iv) 64,950 shares of common stock directly held by the Olivia S. Nordberg Trust, (v) 79,950 shares of common stock directly held by the Anna and Samuel Nordberg Trust and (vi) 47,500 shares of common stock issuable on the exercise of vested options.

(7)	Includes (i) 307,899 shares of common stock directly held by Mr. Zehnder and (ii) 221,371 shares of common stock issuable on the exercise of vested options.

(8)	Includes (i) 424,259 shares of common stock directly held by Mr. Mixon and (ii) 101,433 shares of common stock issuable on the exercise of vested options.

(9)
Includes (i) 316,000 shares of common stock directly held by Dr. Mitchell, (ii) 77,500 shares of common stock issuable on the exercise of vested options and (iii) 6,886 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(10)	Includes (i) 263,112 shares of common stock directly held by Mr. Clement and (ii) 89,499 shares of common stock issuable upon the exercise of vested options.

(11)
Includes (i) 201,667 shares of common stock directly held by Mr. Finch, (ii) 40,833 shares of common stock issuable on the exercise of vested options and (iii) 10,330 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(12)	Includes (i) 131,460 shares of common stock directly held by Mr. Price and (ii) 55,814 shares of common stock issuable on the exercise of vested options.

(13)	Includes (i) 82,500 shares of common stock directly held by Mr. Gordon and (ii) 47,500 shares of common stock issuable on the exercise of vested options.

(14)
Includes (i) 950,730 shares of common stock issuable on the exercise of vested options and (ii) 34,432 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

Executive Officers
Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Mr. Goodson, who is also a member of the Board, follows the table:

Name	Age	Position
Charles T. Goodson	59	Chairman of the Board, Chief Executive Officer, President and Director
W. Todd Zehnder	39	Chief Operating Officer
J. Bond Clement	43	Executive Vice President, Chief Financial Officer and Treasurer
Arthur M. Mixon, III	56	Executive Vice President – Operations and Production
Tracy Price	56	Executive Vice President – Business Development and Land
Edward E. Abels, Jr.	57	Executive Vice President – General Counsel and Secretary

W. Todd Zehnder has served as our Chief Operating Officer since October 2009. He has also served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2008 to October 2009, as our Controller from February 2001 to October 2004, as our Marketing Manager from June 2003 to June 2005, as our Director of Corporate Communications from October 2004 to June 2005, as our Vice President of Corporate Communications from June 2005 to May 2007, as our Vice President of Oil & Gas Marketing from June 2005 to March 2008 and as our Vice President of Corporate Development from May 2007 to March 2008. Prior to joining us in February 2001, Mr. Zehnder served the oil and gas industry for five years with KPMG LLP, where he attained the level of Manager. He earned a Bachelor of Science Degree from Louisiana State University in 1996 and is a member of Independent Petroleum Association of America, the Louisiana Oil & Gas Association, and the American Institute of Certified Public Accountants.

J. Bond Clement has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2009. He has also served as our Senior Vice President and Chief Accounting Officer from March 2008 to October 2009, as our Controller from October 2004 until March 2008, as a Vice President from May 2006 to August 2007 and as our Vice President of Finance from August 2007 to March 2008. Prior to joining us in October 2004, Mr. Clement served in a variety of finance and accounting related management positions at Stone Energy Corporation from 1997 to 2004, including most recently as Controller, and at Freeport-McMoRan Inc. from 1996 to 1997. From 1993 to 1996, Mr. Clement worked at Arthur Andersen LLP primarily auditing energy related clients. Mr. Clement earned a Bachelor of Science Degree in Accounting, Cum Laude, from Louisiana State University in 1993 and was a Certified Public Accountant.

Arthur M. Mixon, III has served as our Executive Vice President – Operations and Production since October 2009. He also served as our Executive Vice President – Exploration and Production from May 2006 to October 2009 and as our Senior Vice President-Operations from January 2001 to May 2006. From 1981 to 2001, Mr. Mixon accumulated 20 years of experience with BP Amoco PLC, a public petroleum and petrochemical company, in a variety of engineering, supervisory and management positions in the United States, Trinidad and Tobago, and Venezuela. Mr. Mixon is a Registered Professional Engineer and a member of the Society of Petroleum Engineers, American Association of Drilling Engineers, American Petroleum Institute, and the Louisiana Oil and Gas Association. Additionally, he is a member of the National Ocean Industries Association and the Oilfield Christian Fellowship. Mr. Mixon received a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1980.

Tracy Price has served as our Executive Vice President – Business Development and Land since March 2013. Prior to that date, Mr. Price served as our Executive Vice President –Land since May 2012. Mr. Price served as the Managing Director – Oil and Gas Division for Natural Resources Partners LLC from 2011 until joining us. Prior to his tenure at Natural Resources Partners, he served as the Senior Vice President – Business Development for Crimson Exploration Inc. from 2005 until 2011. From 2001 until 2005, Mr. Price served as Senior Vice President – Land and Business Development for The Houston Exploration Company. From 1990 to 2001, he served as Manager of Land and Business Development for Newfield Exploration Company. From 1986 to 1990, Mr. Price was Land Manager for Apache Corporation. Prior to Apache, Mr. Price served in similar land management capacities at Challenger Minerals Inc. and Phillips Petroleum Company. Mr. Price received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas in 1981.

Edward E. Abels, Jr. has served as our Executive Vice President – General Counsel and Secretary since February 2014. Mr. Abels served as the General Counsel for Texas Crude Energy, LLC from July 2011 until joining us. Prior to his tenure at Texas Crude Energy, he was a shareholder of the law firm of Greenberg Traurig, LLP from December 2007 to July 2011. Prior to Greenberg Traurig, Mr. Abels served in various in-house counsel positions with several energy companies and in private practice with two large law firms. Mr. Abels received a Bachelor of Science degree in Petroleum Engineering and a Juris Doctor degree from Louisiana State University in 1981 and 1993, respectively.

Compensation Discussion and Analysis
Introduction. This Compensation Discussion and Analysis describes PetroQuest’s executive compensation programs in 2014. In particular, this Compensation Discussion and Analysis explains how the Compensation Committee of our Board of Directors and our Board of Directors made their compensation decisions for the company’s executives, including the following named executive officers:

•	Charles T. Goodson, Chairman of the Board, Chief Executive Officer and President;

•	W. Todd Zehnder, Chief Operating Officer;

•	J. Bond Clement, Executive Vice President, Chief Financial Officer and Treasurer;

•	Arthur M. Mixon, III, Executive Vice President – Operations and Production; and

•	Tracy Price, Executive Vice President – Business Development and Land.
This Compensation Discussion and Analysis also describes the pay philosophy the committee has established for the company’s executive officers, the process the committee utilizes to examine performance in the context of executive pay decisions, the performance goals and results for each named officer, and recent updates to our compensation programs and policies.
Compensation Philosophy and Objectives. Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.
The primary objectives of our compensation policies and practices for our named executive officers for the fiscal year-end December 31, 2014 are to be:

•
Competitive – Attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience through a mix of base salary, annual cash incentives and long-term equity or equity-based incentives that recognize individual and company performance;

•
Aligned to our stockholders’ interests – Provide incentives to increase and maximize stockholder value by emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders;

•
Performance based – Structure annual incentive compensation so that it is contingent upon the achievement of performance measures intended to reward performance year over year that we believe will create stockholder value in the short-term and over the long-term; and

•	Balanced – Design components of executive compensation with short and long-term objectives to focus our executives on actions that create value today while building for sustainable future success.
We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.
Administration. Our executive compensation programs are administered by the Compensation Committee of our Board of Directors in accordance with the committee’s charter and other corporate governance requirements of the SEC and the NYSE.
The committee has directly engaged and will engage, from time to time, compensation consultants familiar with the oil and gas industry to advise the committee regarding certain compensation issues. The assignments of the consultants are determined by the committee, although management may have input into these assignments. As discussed in more detail below, during 2014, the committee engaged HayGroup to assist the committee in connection with its review of the company’s peer group composition and the establishment of stock ownership guidelines for the company’s executive officers and directors. Neither the committee nor the company engaged HayGroup to provide services unrelated to executive compensation in 2014.
The committee determines the total compensation of the CEO and the nature and amount of each element of CEO compensation. The CEO plays a key role in determining executive compensation for the other named executive officers. Generally, the CEO attends the meeting of the committee regarding executive compensation and is available to discuss his recommendations with the committee, including his evaluation of the performance of the other named executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity or equity-based incentives, and benefits and perquisites for such executives.
To determine the total compensation of the CEO and the other named executive officers, the committee conducts an annual review of executive officer compensation practices and market pay levels, approves the design and evaluates the risk associated with the company’s executive compensation programs, approves the total annual awards under the company’s short-term and long-term incentive programs, reviews and approves offer letters, employment agreements and severance arrangements between the company and any of the senior executives and recommends succession plans to the Board. The committee carefully considers current market practices, internal equity issues and historical company practices, along with long-term market trends and discounts short-term market fluctuations in setting executive compensation levels.

2014 Advisory Vote on Executive Compensation. We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (the “Say-On-Pay Proposal”). Though we obtained majority support for our Say-On-Pay Proposal at our annual meeting of stockholders held in May 2014, only approximately 53% of stockholders voting on the proposal voted for it. In recognition of these voting results, the committee initiated a review of our executive compensation programs and policies and, after contacting certain of our significant stockholders to discuss our compensation programs and understand their concerns, made significant changes in our executive compensation programs and policies, including changes designed to better align our pay with our performance, as described in greater detail below.
Summary of Changes to Executive Compensation Programs. The principal changes to our executive compensation programs and policies made by the committee following our 2014 annual meeting of stockholders are summarized below. These changes were made based upon information gathered from our discussions with significant stockholders, our executive officers and the committee’s independent compensation consultant, HayGroup. The committee will continue to explore ways in which our executive compensation programs can be improved.

•
Introduced Total Stockholder Return (“TSR”) as a Compensation Factor – In response to our 2014 Say-On-Pay Proposal, the committee decided to introduce the company’s total shareholder return (TSR) as a factor for our compensation program for all executives. Executive officers all now have a component of their long-term incentive grants based on the company’s TSR.

•
Peer Group Review – The committee, assisted by HayGroup, conducted a review of the company’s peer group composition, taking into consideration the relevant revenue and market capitalization size, industry, location, and competition for executive talent.

•
Stock Ownership Guidelines– The committee, assisted by HayGroup, recommended, and the board adopted, stock ownership guidelines for both executive officers and directors based on market/peer practices. These guidelines generally require executive officers and directors to own shares of our common stock equal in value to a multiple of their salary/annual retainer as follows: (i) Chief Executive Officer – five times base salary; (ii) all other executive officers – three times base salary and (iii) directors – five times annual retainer.

•
Adjustments to Long Term Incentives – The committee implemented certain adjustments to the long term incentive element of the executive compensation programs, including (i) transitioning from restricted stock awards to restricted stock units that are settled in shares of our common stock for tax planning purposes and (ii) implementing the use of phantom units with a time based vesting that are settled in cash.

Executive Compensation Programs. Based on and consistent with the philosophy and objectives stated above, our current executive compensation programs and our historical programs and practices consist of the following elements:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/Long Term
Base Salary	Provides an appropriate level of fixed compensation to attract and retain leaders with extensive experience in the oil and gas industry	Based on market pay levels, individual performance and responsibilities	Fixed within a range that approximates or targets the salaries of executive officers that is within the upper quartile of our peers	Short-Term
Annual Cash Incentive Awards	Encourages annual results that create stockholder value	Based on annual achievement of predetermined company objectives – organic growth, financials, balance sheet management, production and reserves, M&A, business relationships and discretionary	Performance based	Short-Term
Performance Units	Aligns compensation with the company’s business strategy and the long-term creation of stockholder value	Based on company’s ranking among peers based on relative total stockholder return (TSR)	Performance based	Long-Term
Restricted Stock Units	Aligns compensation with the company’s business strategy and the long-term creation of stockholder value	Based on increases in stock price over time	Fixed within a range, subject to the committee’s overall determination as to the appropriate level of award	Long-Term
Phantom Stock Units	Aligns compensation with the company’s business strategy and the long-term creation of stockholder value	Based on increases in stock price over time	Fixed within a range, subject to the committee’s overall determination as to the appropriate level of award	Long-Term

Benchmarking Using Peer Companies. To determine the competitiveness of our compensation and benefit programs, the committee, in consultation with its independent compensation consultant, establishes a “peer group” for comparative purposes. The committee, in monitoring the peer industry practices, may make modifications to the peer group from time to time due to consolidations within and for new companies entering the oil and gas exploration and production industry, or for other reasons, including but not limited to, revenue size, industry, operations; and closest competitors for talent.
The committee has and will continue to monitor the appropriateness of the peer group and the relative measures drawn from the benchmarking process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the company as part of the committee’s competitiveness evaluation. In 2014, the peer group included the following companies:

Company Name	Sales/Rev ()	Market Cap (1)	Similar Number of Employees	Primarily natural gas producer	Operates in same areas	Competes for same employees
Callon Petroleum Company	$151,860,000	$393,210,000	Yes	No	No	Yes
Carrizo Oil & Gas, Inc.	710,190,000	2,200,000,000	No	No	Yes	Yes
Clayton Williams Energy, Inc.	456,770,000	522,420,000	No	No	Yes	Yes
Comstock Resources, Inc.	555,230,000	210,640,000	Yes	Yes	Yes	Yes
Contango Oil & Gas Company	276,460,000	417,480,000	No	Yes	Yes	Yes
Gastar Exploration Inc.	147,980,000	204,250,000	_	Yes	Yes	Yes
Goodrich Petroleum Corp.	208,550,000	136,220,000	Yes	Yes	Yes	Yes
Jones Energy, Inc.	379,400,000	210,330,000	Yes	Yes	Yes	Yes
Penn Virginia Corporation	517,300,000	479,890,000	Yes	No	Yes	Yes
Stone Energy Corporation	768,240,000	914,630,000	No	Yes	Yes	Yes
Swift Energy Company	547,790,000	130,700,000	No	Yes	Yes	Yes
W&T Offshore, Inc.	948,710,000	473,340,000	No	Yes	Yes	Yes
Median	487,035,000	405,495,000	-	-	-	-
PetroQuest	225,020,000	175,200,000	-	-	-	-
Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the committee considers the total compensation payable to a named executive officer and each form of compensation. The committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders.
The committee determines the size and relative size of each element of compensation based primarily on:

•	the achievement of company performance goals based on our strategic plan and annual business plan;

•	market practices determined from benchmarking data from our peer group from time to time; and

•	individual performance.
The percentage of compensation that is contingent incentive compensation typically increases in relation to an executive’s responsibilities within the company, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. The committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.
The committee also compares our CEO’s compensation with that of the other named executive officers in order to determine an appropriate level of relative compensation and to otherwise confirm that it is appropriate based on all relevant factors and circumstances.

Additional details regarding each element of our executive compensation programs are as follows:
Base Salaries. Base salaries take into consideration the individual titles, duties, responsibilities, scope of control and accountability for each executive position and the current and anticipated competitive environment of the oil and gas industry in general, and exploration and production companies in particular. Actual salaries are intended to be set within a range that approximates or targets the salaries of executive officers serving in similar positions in companies that are within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants; provided, however, that the committee maintains the flexibility to deviate from these practices for individual circumstances.
The committee approves all increases in base salary for our named executive officers. The committee reviews salaries of executive officers at periodic intervals and considers increases, as appropriate, generally at twelve to eighteen month intervals. In assessing the amount and timing of salary adjustments the committee considers individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative positions within the company.
On January 30, 2014, the committee approved base salary adjustments, effective January 1, 2014 for the named executive officers as described below:

Name	FY 2013 Ending Base Salary	FY 2014 Ending Base Salary	FY 2013 to FY 2014 Increase
Charles T. Goodson	$618,000	$636,540	3%
W. Todd Zehnder	$420,000	$432,600	3%
J. Bond Clement	$355,000	$365,650	3%
Arthur M. Mixon, III	$365,000	$375,950	3%
Tracy Price	$355,000	$365,650	3%

The base salary adjustments were consistent with our practice of awarding merit increases based on individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons and relative positions within the company, in addition to other factors. In February 2015, the committee decided not to make any base salary adjustments for 2015 for the named executive officers.

Base salaries for all named executive officers for 2012, 2013 and 2014 are shown in the “Salary” column and the footnote thereto of the Summary Compensation Table.
Annual Incentive Compensation. The named executive officers are each eligible for incentive awards under the PetroQuest Energy, Inc. Annual Incentive Plan, adopted May 12, 2010, as amended. The Annual Incentive Plan is administered by the Compensation Committee of the Board of Directors. As part of the plan, each named executive officer is assigned a participation tier (which may be based on salary or responsibility level and the competitive market) as determined by the committee in its sole discretion. Each participation tier is assigned a minimum, a target and a maximum bonus percentage of annual base salary. Awards under the plan are based on the attainment of performance criteria based on strategic objectives and are paid in cash lump sum amounts after the end of the applicable plan year. Each category of performance criteria (based on strategic objective) is assigned a weight (from 0 to 100%) and performance score (from 1 to 5) by the committee and the calculation of the bonus is based on the total weighted performance score, as adjusted for individual performance. The total points required for the minimum, target and maximum bonus are 5, 15 and 25, respectively. Point totals between the minimum and target and between target and maximum will be interpolated. Further, the committee may, in its sole discretion, increase or decrease individual awards under the plan based on an individual’s performance, may determine not to make any awards under the plan even if performance criteria have been met or may determine to pay a lesser or greater amount to any employee or group of employees participating in the plan.

For the 2014 plan year, the committee established the minimum, target and maximum bonus for our named executive officers as follows (calculated as a percentage of base salary):

Name and Principal Position	Minimum Bonus	Target Bonus	Maximum Bonus (1)
Charles T. Goodson Chief Executive Officer & President	0%	100%	200%
W. Todd Zehnder Chief Operating Officer	0%	100%	150%
J. Bond Clement Executive Vice President, Chief Financial Officer and Treasurer	0%	100%	130%
Arthur M. Mixon, III Executive Vice President, Operations and Production	0%	100%	130%
Tracy Price Executive Vice President, Business Development and Land	0%	100%	130%

(1)
The maximum bonus for the Chief Operating Officer and each Executive Vice President may be increased to 200% of annual base salary based on the individual’s exemplary performance, as determined by the committee in its sole discretion.

For the 2014 plan year, the committee established performance criteria based on strategic objectives as set forth in the table below and assigned a weight to each objective:

Strategic Objective	Weight	Performance Criteria
Organic Growth	10%	Focus on low-cost reserves and economic projects measured by F&D costs, capital efficiency and internal rates of return
Financial	10%	Manage cash flows and effectively contain per unit cash costs (LOE, G&A, severance taxes and interest)
Balance Sheet Management	25%	Maintain stable balance sheet measured by net financial capacity and long-term debt credit statistics; create and maintain liquidity; align cash flows with capital expenditures; reduce debt per Mcfe
Production and Reserves	20%	Grow production and reserves; grow oil inventory and production and maintain reserve life index
M&A Activity and Business Relationships	15%	Maintain positive and prudent perspective on value-added opportunities; maintain appropriate team and resources to assess and capture merger and acquisition opportunities
Discretionary	20%
Assure quality communication & leadership alignment, adherence to corporate governance best practices, appropriate staffing levels and health, safety, environment and compliance metrics; such other measures as may be formulated & determined by the Compensation Committee

In February 2015, due to the low commodity price environment and the company’s desire to preserve cash and maintain liquidity, the committee decided not to award any annual cash bonus awards to any of the company’s employees, including the named executive officers, for 2014. As a result of this decision, the committee did not formally evaluate the strategic objectives and the company’s performance relative to the performance criteria for 2014.

Long-Term Equity and Equity-Based Incentive Compensation. The committee provides equity or equity-based incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long term interests with those of our stockholders.
The PetroQuest Energy, Inc. 2013 Incentive Plan, which was approved by our stockholders in May of 2013, provides for grants of stock options, restricted stock, restricted stock units, performance-based awards and other stock-based awards to our named executive officers and other employees. The committee believes that the awards granted under the 2013 Incentive Plan provide a significant link between the compensation of the named executive officers and other employees on the one hand and the company’s long-term goals and stockholders’ interests on the other. Prior to the adoption of the 2013 Incentive Plan, the company awarded equity and equity-based compensation to its executive officers pursuant to the PetroQuest Energy, Inc. 1998 Incentive Plan, as amended and restated effective May 14, 2008, which was approved by our stockholders in May of 2008. In order to ensure shares of common stock would be available for future awards under the 2013 Incentive Plan and to update the 1998 Incentive Plan, the company froze the 1998 Incentive Plan in connection with the adoption of the 2013 Incentive Plan and no new awards will be granted under the 1998 Incentive Plan.
The PetroQuest Energy, Inc. Long-Term Cash Incentive Plan was approved by our board of directors on November 12, 2012. The Cash Incentive Plan provides for the grants of the following types of awards to our employees, consultants and outside directors, each of which is paid solely in cash: restricted stock units, stock appreciation rights, phantom units, performance units and other stock-based awards. The committee believes that the equity-based awards granted under the Cash Incentive Plan also provide a significant link between the compensation of the named executive officers and other employees on the one hand and the company’s long-term goals and the stockholders’ interests on the other.
The committee exercises its discretion each year in determining the mix between and among awards available under the 2013 Incentive Plan and the Cash Incentive Plan. In 2014, the committee introduced the company’s total shareholder return (TSR) as a factor for our compensation program for all executives in response to the feedback from our 2014 Say-On-Pay Proposal as described above. The committee also determined to transition from restricted stock awards to restricted stock units that are settled in shares of our common stock for tax planning purposes and to implement the use of phantom units with a time based vesting that are settled in cash. The committee determined the amount of compensation to be distributed in long-term equity incentive awards for named executive officers based on a percentage of base salary. This subjective analysis by the committee is based upon an overall review of the performance of the company and management and the committee’s assessment of the appropriate level of long-term equity and equity-based incentive compensation. The committee does not follow a specific process or necessarily consider objective or the same factors when making its overall review of the company’s performance, other than historical market data as furnished from time to time by the committee’s compensation consultant, when and as engaged by the committee.
Restricted Stock Units. As part of its executive compensation programs, the committee, in the exercise of its discretion, considers awards of restricted stock units, which are settled in shares of our common stock under the 2013 Incentive Plan to executive officers and other employees. Restricted stock units currently vest over three years in one third increments on each anniversary date of the grant. Restricted stock units that have not vested will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.
In November 2014, the committee granted restricted stock units under the 2013 Incentive Plan to our named executive officers as follows: Mr. Goodson, 203,151 units; Mr. Zehnder, 124,257 units; Mr. Clement, 93,357 units; Mr. Mixon, 95,987 units; and Mr. Price, 93,357 units. The restricted stock units vest over three years as described above. This annual grant was in recognition of the performance of the named executive officers during their tenure with the company and was designed by the committee to recognize individual performance during that period, but also to include an element of at-risk compensation that aligns the long term interests of the named executive officers with the long term interests of our stockholders, particularly considering that the units vest over three years. In making the awards, the committee considered individual and collective achievements and contributions of our named executive officers that resulted in an enhanced reserve and production profile, drilling successes, cost containment in the areas of lease operating expenses, capital expenditures and general and administrative expenses, maintenance of the company’s reserve life index, and acceptable health, safety and environmental metrics.
Phantom Stock Units. As part of its executive compensation programs, the committee, in the exercise of its discretion, considers awards of phantom stock units, which are payable in cash, under the Cash Incentive Plan to executive officers and other employees. Phantom stock units currently vest over three years in one third increments on each anniversary date of the grant. Phantom stock units that have not vested will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.
In November 2014, the committee granted phantom stock units to our named executive officers as follows: Mr. Goodson, 50,788 units; Mr. Zehnder, 51,744 units; Mr. Clement, 38,899 units; Mr. Mixon, 39,995 units; and Mr. Price, 38,899 units. The phantom stock units vest over three years as described above. This annual grant was in recognition of the performance of the named executive officers during their tenure with the company and was designed by the committee to recognize individual performance during that period, but also to include an element of at-risk compensation that aligns the long term interests of the named executive officers with the long term interests of our stockholders, particularly considering that the units vest over three years. In making the awards, the committee considered individual and collective achievements and contributions of our named executive officers that resulted in an enhanced reserve and production profile, drilling successes, cost containment in the areas of lease operating expenses, capital expenditures and general and administrative expenses, maintenance of the company’s reserve life index, and acceptable health, safety and environmental metrics.
Restricted Stock. As part of its executive compensation programs, the committee, in the exercise of its discretion, has in the past awarded restricted stock under the 2013 Incentive Plan to executive officers and other employees. No restricted stock was awarded to the named executive officers by the committee during 2014. The committee is transitioning to awarding restricted stock units settled in shares of our common stock, rather than restricted stock, for tax planning purposes.
Stock Options. As part of its executive compensation programs, the committee, in the exercise of its discretion, has in the past awarded stock options under the 2013 Incentive Plan to executive officers and other employees. No stock options were awarded to the named executive officers by the committee during 2014, and the committee does not at this time plan to award stock options in the future.
Performance Units. In response to the feedback from our 2014 Say-On-Pay Proposal as described above, the committee introduced the company’s total shareholder return (TSR) as a factor for our compensation program through the award of performance units under the Cash Incentive Plan in November 2014 to our named executive officers as follows: Mr. Goodson, 99,459 units; Mr. Zehnder, 36,501 units; Mr. Clement, 27,424 units; Mr. Mixon, 28,196 units; and Mr. Price, 27,424 units.
The performance units provide a cash incentive award, the value of which is determined by reference to the value of our common stock. The performance units are measured based on a performance period consisting of calendar year 2015. At the end of the performance period, subject to review and certification of results by the committee, the executive will earn a specified percentage of his or her target performance units based on the placement of the company’s total shareholder return relative to the total shareholder return of a group of peer companies, as follows:

Level of Achievement	Company Percentile in Peer Group	Performance Units Earned as a Percentage of Target Units
Maximum Level	90%	200%
Superior Level	75%	150%
Target Level	50%	100%
Below Target Level	37.5%	75%
Threshold Level	25%	50%
Below Threshold Level	Less than 25%	0%

The peer group consists of the companies listed above under the heading “– Benchmarking Using Peer Companies,” subject to adjustment by the committee. Performance units earned for the performance period, if any, will vest as follows: (i) one third on the first day of the calendar year following the end of the performance period, (ii) one third on the first day of the second calendar year following the end of the performance period and (iii) one third on the first day of the third calendar year following the end of the performance period. The executive will be paid, within 60 days following the applicable vesting date, a cash amount equal to the number of performance units vested on such vesting date multiplied by the fair market value of a share of the company’s common stock on such vesting date (subject to the executive’s continued employment through the payment date).
Post-Employment Benefits. We have entered into employment and termination agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “– Named Executive Officer Compensation – Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below.
Benefits and Executive Perquisites. As executives and employees of the company, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees, but at no cost to the named executive officers. We also provide each named executive officer with term life insurance equal to the executive’s base salary, with minimum and maximum coverage amounts of $400,000 and $500,000, respectively, under a company-sponsored plan at no cost to the named executive. Named executive officers are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. For those who participate, we contribute matching payments of up to 6% of the contributions by the named executive officer to the plan. Named executive officers also receive annual paid vacation time, sick leave, holidays and bereavement days, and are eligible to receive reimbursement of the monthly cost of a local industry-related social and professional club. Finally, all named executive officers are eligible to participate in the 2012 Employee Stock Purchase Plan adopted by our stockholders May 9, 2012, which is generally available to all our employees. Under this plan, participating employees may purchase up to $25,000 of our common stock per calendar year at 85% of the fair market value as set forth in the plan.
Impact of Accounting and Tax Treatments. Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. While the deductibility of compensation is important to us and actions will, when deemed appropriate, be taken to ensure the deductibility of compensation, the committee has also determined that flexibility in determining the appropriate amount of compensation is required, notwithstanding the statutory and regulatory provisions, in negotiating and implementing incentive compensation programs. Accordingly, the committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit.
Other Compensation Matters.
Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for directors and executive officers of the company to further align the financial interests of those persons with those of our stockholders. These guidelines generally require executive officers and directors to own shares of our common stock equal in value to a multiple of their salary/annual retainer as follows: (i) Chief Executive Officer – five times base salary; (ii) all other executive officers – three times base salary; and (iii) directors – five times annual retainer. Executive officers and directors to whom the guidelines become applicable in the future are generally expected to achieve the prescribed holdings within five years of the date on which the guidelines become applicable to them. All of our current executive officers and directors who have been with the company for more than five years have met our stock ownership guidelines. See “Other Information – Principal Stockholders.”
Hedging Economic Risk of Ownership. Our insider trading policy prohibits our directors, officers and employees from short-term trading in our securities, purchasing or carrying our securities on margin or pledging our securities as collateral for a loan, short sales, or buying or selling put options and call options, or hedging or monetization transactions or similar arrangements with respect to our securities.
Clawback Provision. We have not formally adopted a provision that would allow recovery of compensation in any form that was paid or granted to executive officers based on reporting of inaccurate financial results, pending the adoption of rules by the SEC and the NYSE as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. However, it is the stated intention of the Board of Directors and senior management that to the extent any executive is complicit in fraudulent actions that substantially contributed to any misstatement of financial statements that requires a restatement, we will pursue all appropriate remedies to recover the amount of any compensation paid or granted to said individual to the extent the compensation paid or granted exceeds the amount that would have been paid or granted to said individual based on the restated financial statements.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the committee, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Charles F. Mitchell, II, M.D., Chairman
Michael L. Finch
W. J. Gordon, III
E. Wayne Nordberg
William W. Rucks, IV

Compensation Policies and Risk Management
As described above, our stock option, restricted stock, restricted stock unit, phantom stock units and performance units grants are typically subject to a three year vesting period. Our annual cash bonus plan considers several balanced factors and metrics which are appropriately weighted to minimize undue emphasis in any one area of performance. The company believes that these factors, together with a balance of cash and equity awards, and a combination of short term and long term incentives and rewards, ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.
Compensation Committee Interlocks and Insider Participation
Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV served on the Compensation Committee in 2014. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee. Mr. Nordberg is a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.

Named Executive Officer Compensation
Summary Compensation Table. The following table summarizes the compensation of our principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers, for the fiscal years ended December 31, 2014, 2013 and 2012. We refer to these individuals throughout this proxy statement as the “named executive officers.”

Summary Compensation Table for Fiscal Years Ended December 31, 2014, 2013 and 2012
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen-sation ($) (4)	All Other Compen-sation ($) (5)	Total ($)
Charles T. Goodson	2014	636,540	0	1,382,315	0	0	38,852	2,057,707
Chief Executive Officer	2013	617,308	0	1,001,219	247,199	556,200	34,564	2,456,490
and President	2012	596,154	0	1,454,137	0	450,000	159,444	2,695,735
W. Todd Zehnder	2014	432,600	0	828,046	0	0	41,195	1,301,841
Chief Operating Officer	2013	419,231	0	595,385	147,000	378,000	35,699	1,575,315
	2012	399,038	0	934,067	0	300,000	32,611	1,665,716
J. Bond Clement	2014	365,650	0	622,130	0	0	39,302	1,027,082
Executive Vice President, Chief	2013	354,615	0	431,351	106,500	319,500	34,417	1,246,383
Financial Officer and Treasurer	2012	336,538	0	668,900	0	258,750	31,926	1,296,114
Arthur M. Mixon, III	2014	375,950	0	639,654	0	0	40,759	1,056,363
Executive Vice President –	2013	364,616	0	443,498	109,500	328,500	34,947	1,281,088
Operations and Production
Tracy Price	2014	365,650	0	622,130	0	0	34,957	1,022,737
Executive Vice President –	2013	354,615	0	431,351	106500	319,500	35,921	1,247,887
Business Development and Land

(1)	Effective January 1, 2014, the annual base salaries of Messrs. Goodson, Zehnder, Clement, Mixon and Price were increased to $636,540, $432,600, $365,650, $375,950 and $365,650, respectively.

(2)	No bonus was paid to a named executive officer other than as part of a non-equity incentive plan.

(3)
The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards pursuant to the 2013 Incentive Plan and Cash Incentive Plan for the fiscal years ended December 31, 2014 and 2013 and the 1998 Incentive Plan and Cash Incentive Plan for the fiscal year ended December 31, 2012. Assumptions used in the calculation of these amounts are included in “Note 5 – Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on March 6, 2015.

(4)
The amounts in the “Non-Equity Incentive Plan Compensation” column for 2014 reflect that the Compensation Committee decided not to award any annual cash bonus awards to any of the company’s employees, including the named executive officers, under our Annual Incentive Plan due to the low commodity price environment and the company’s desire to preserve cash and maintain liquidity. See “– Compensation Discussion and Analysis – Annual Incentive Compensation” above for a description of the Annual Incentive Plan.

(5)	See table below for reconciliation of All Other Compensation for 2014.

Name	401(k) Matching Contribution	Medical and Dental Insurance	Life Insurance Premiums	Organization Dues	Total
Charles T. Goodson	15,600	19,421	3,831	-	38,852
W. Todd Zehnder	15,600	19,421	3,831	2,343	41,195
J. Bond Clement	15,600	19,421	3,831	450	39,302
Arthur M. Mixon, III	15,600	19,421	3,831	1,907	40,759
Tracy Price	15,600	13,901	3,831	1,625	34,957

Grants of Plan-Based Awards Table. The following table provides information on performance units, restricted stock units and phantom stock units granted in 2014 to each of the named executive officers. There can be no assurance that the Grant Date Fair Value of performance units, restricted stock units and phantom stock units will ever be realized.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award (5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles T. Goodson….	N/A	–	636,540	1,273,080
	11/12/2014							203,151 (3)	804,478
	11/12/2014							50,788 (4)	189,947
	11/17/2014				–	99,459	198,918		387,890
W. Todd Zehnder……	N/A	–	432,600	648,900
	11/12/2014							124,257 (3)	492,058
	11/12/2014							51,774 (4)	193,635
	11/17/2014				–	36,501	73,002		142,354
J. Bond Clement……..	N/A	–	365,650	475,345
	11/12/2014							93,357 (3)	369,694
	11/12/2014							38,899 (4)	145,482
	11/17/2014				–	27,424	54,848		106,954
Arthur M. Mixon, III...	N/A	–	375,950	488,735
	11/12/2014							95,987 (3)	380,109
	11/12/2014							39,995 (4)	149,581
	11/17/2014				–	28,196	56,392		109,964
Tracy Price…………..	N/A	–	365,650	475,345
	11/12/2014							93,357 (3)	369,694
	11/12/2014							38,899 (4)	145,482
	11/17/2014				–	27,424	54,848		106,954

(1)
The amounts shown reflect possible payouts under our Annual Incentive Plan. See “– Compensation Discussion and Analysis –Annual Incentive Compensation” above for a description of the Annual Incentive Plan.

(2)
Amount represents performance units payable in cash on each of the three vesting dates and which will be adjusted between 0% and 200% based on our TSR compared with the TSR of our peer group. See “– Compensation Discussion and Analysis – Long-Term Equity and Equity-Based Incentive Compensation – Performance Units” above for a description of our performance units.

(3)	Amount represents restricted stock units that will vest over three years and be settled in shares of our common stock.

(4)	Amount represents phantom stock units that will vest over three years and be settled in cash.

(5)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards pursuant to the 2013 Incentive Plan and Cash Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 5 – Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on March 6, 2015.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table. See “– Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below for the material terms of our employment agreements with our named executive officers. See “– Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards Table for narrative disclosure with respect to those tables.
Outstanding Equity Awards at Fiscal Year-End Table. The following table shows the number of shares covered by exercisable and unexercisable options, shares of restricted stock, restricted stock units, phantom stock units and performance units that have not vested for which transfer restrictions had not yet lapsed held by our named executive officers on December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End December 31, 2014
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Charles T. Goodson	111,593	-	7.08	10/09/2019	-	-
	61,765	-	7.54	09/09/2021	-	-
	28,611	57222(2)	4.18	11/12/2023	-	-
	-	-	-	-	21,480(4)	80,335
	-	-	-	-	33,654(5)	125,866
	-	-	-	-	98,564(6)	368,630
	-	-	-	-	203,151(7)	759,785
							62,500(9)	233,750
							59,138(10)	221,176
							50,788(11)	189,947
							99,459(12)	371,977
W. Todd Zehnder	163,916	-	7.08	10/09/2019	-	-
	40,441	-	7.54	09/09/2021	-	-
	17,014	34028(2)	4.18	11/12/2023	-	-
	-	-	-	-	14,097(4)	52,723
	-	-	-	-	20,192(5)	75,518
	-	-	-	-	58,612(6)	219,209
	-	-	-	-	124,257(7)	464,721
							37,500(9)	140,250
							35,167(10)	131,525
							51,774(11)	193,635
							36,501(12)	136,514
J. Bond Clement	47,270	-	7.08	10/09/2019	-	-
	29,902	-	7.54	09/09/2021	-	-
	12,327	24,652(2)	4.18	11/12/2023	-	-
	-	-	-	-	8,861(4)	33,140
	-	-	-	-	15,481(5)	57,899
	-	-	-	-	42,464(6)	158,815
	-	-	-	-	93,357(7)	349,155
							28,750(9)	107,525
							25,478(10)	95,288
							38,899(11)	145,482
							27,424(12)	102,566
Arthur M. Mixon, III	54,959	-	7.08	10/09/2019	-	-
	33,800	-	7.54	09/09/2021	-	-
	12,674	25,347(2)	4.18	11/12/2023	-	-
	-	-	-	-	10,891(4)	40,733
	-	-	-	-	15,929(5)	59,574
	-	-	-	-	43,660(6)	163,288
	-	-	-	-	95,987(7)	358,991
							29,583(9)	110,640
							26,196(10)	97,973
							39,995(11)	149,581
							28,196(12)	105,453
Tracy Price	28,992	14,495(3)	5.26	05/08/2022	-	-
	12,327	24,652(2)	4.18	11/12/2023	-	-
	-	-	-	-	22,954(8)	85,848
	-	-	-	-	3,870(5)	14,474
	-	-	-	-	42,464(6)	158,815
	-	-	-	-	93,357(7)	349,156
							7,188(9)	26,883
							25,478(10)	95,288
							38,899(11)	145,482
							27,424(12)	102,566

(1)	Calculated based upon the closing market price of our common stock on December 31, 2014, which was $3.74 per share.

(2)	These options will vest in two equal installments on each of November 12, 2015 and November 12, 2016.

(3)	These options will vest on May 8, 2015.

(4)	The transfer restrictions on these shares of restricted stock will lapse on February 18, 2015.

(5)	The transfer restrictions on these shares of restricted stock will lapse on November 12, 2015.

(6)	The transfer restrictions on these shares of restricted stock will lapse as follows: one-half on each November 13, 2015 and November 13, 2016.

(7)	The transfer restrictions on these shares of restricted stock units will lapse as follows: one-third on each of November 12, 2015, November 12, 2016 and November 12, 2017.

(8)	The transfer restrictions on these shares of restricted stock will lapse as follows: one-third on each of April 15, 2015, April 15, 2016 and April 15, 2017.

(9)	Represents phantom stock units awarded November 12, 2012; all will vest and be paid in cash on November 17, 2015.

(10)	Represents phantom stock units awarded November 12, 2013; one-half will vest and be paid in cash on each November 12, 2015 and November 12, 2016.

(11)	Represents phantom stock units awarded November 12, 2014; one-third will vest and be paid in cash on each November 12, 2015, November 12, 2016 and November 12, 2017.

(12)
Represents performance units awarded November 17, 2014 and which will be adjusted between 0% to 200% based on our TSR compared with the TSR of our peer group. Once the adjustment is determined, the units will vest and be paid in cash on each January 1, 2016, January 1, 2017 and January 1, 2018. See “– Compensation Discussion and Analysis – Long-Term Equity and Equity-Based Incentive Compensation – Performance Units” above for a description of our performance units.

Option Exercises and Stock Vested Table. The table below shows the number of shares of our common stock acquired by our named executive officers during 2014 upon the exercise of options and the vesting of restricted stock and phantom stock units.

Option Exercises and Stock Vested as of Fiscal Year-End December 31, 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Charles T. Goodson	0	0	267,699	1,222,138
W. Todd Zehnder	41,000	62,430	159,701	731,075
J. Bond Clement	14,000	24,530	114,688	521,180
Arthur M. Mixon, III	110,000	146,625	128,546	593,862
Tracy Price	0	0	67,989	331,643

(1)	Includes 92,070, 55,084, 41,490, 42,681 and 19,927 of phantom stock units settled in cash for Messrs. Goodson, Zehnder, Clement, Mixon and Price, respectively.

(2)	Includes $369,200, $220,887, $166,375, $171,151 and $79,907 related to phantom stock units settled in cash for Messrs. Goodson, Zehnder, Clement, Mixon and Price, respectively.

Employment Agreements and Potential Benefits Upon Termination or Change-in-Control. We have employment agreements with our named executive officers Charles T. Goodson, W. Todd Zehnder, J. Bond Clement, Arthur M. Mixon, III and Tracy Price providing for annual base salaries of $636,540, $432,600, $365,650, $375,950 and $365,650, respectively. The Board of Directors (or a committee thereof), in its discretion, may increase the base salaries based on relevant circumstances and, for each fiscal year, award an annual bonus (either pursuant to a bonus or incentive plan or program of ours or otherwise). During the term of the employment agreements, the executives are eligible to participate in all incentive, savings and retirement plans (including 401(k) plans), programs and welfare plans currently maintained or established by us for the benefit of our executive officers or employees. In addition, we are required to provide the executives with life insurance on mutually agreeable terms.
Each of the employment agreements has a term of three years. Each agreement may be terminated by the executive voluntarily, by us with or without “cause” or by the death or “disability” of the executive. The amount of compensation payable to each executive upon the occurrence of each of the foregoing events is discussed in the tables below.
Each agreement prohibits the executive from engaging in various activities outside his employment with PetroQuest without our approval and prohibits the disclosure of confidential information. In addition, each agreement contains a non-competition agreement and non-solicitation restrictions prohibiting the executive from competing with PetroQuest or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for cause or by the executive for any reason, subject to certain exceptions.
We also have termination agreements with Messrs. Goodson, Zehnder, Clement, Mixon and Price providing for the payment of severance benefits upon a “change in control” and subsequent termination of the executive’s employment within two years after such “change in control” by us other than for “cause” or by the executive for “good reason.” Each of the agreements has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of any of the agreements. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to the executive’s retirement at age 65, the executive’s “total and permanent disability” or the executive’s death. We are required to reimburse the executives for all fees and expenses incurred by them in disputing any notice of termination under the agreements, in seeking to enforce the agreements or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreements. The amount of compensation payable to each executive under the agreements is discussed in the tables below.
The following tables describe the potential payments upon termination or a change in control for Messrs. Goodson, Zehnder, Clement, Mixon and Price.

Charles T. Goodson Chairman of the Board, Chief Executive Officer and President
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	636,540	636,540	0	1,237,080
Annual Cash Incentive (3)	0	0	0	0	0	1,748,940
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	574,831	574,831	574,831
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	759,785	253,262	759,785
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	644,873	518,242	644,873
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	123,992	371,977

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	19,421	0	0	38,842
Tax Gross-up (10)	0	0	0	0	0	2,107,687
Total	0	0	655,961	2,616,029	1,217,065	7,484,015

W. Todd Zehnder Chief Operating Officer
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	432,600	432,600	0	865,200
Annual Cash Incentive (3)	0	0	0	0	0	1,188,600
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	347,450	347,450	347,450
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	464,721	154,907	464,721
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	465,410	336,320	465,410
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	45,505	136,514

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	19,421	0	0	38,842
Tax Gross-up (10)	0	0	0	0	0	1,390,612
Total	0	0	452,021	1,710,181	884,182	4,897,349

J. Bond Clement Executive Vice President, Chief Financial Officer and Treasurer
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	365,650	365,650	0	731,300
Annual Cash Incentive (3)	0	0	0	0	0	1,004,650
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	249,854	249,854	249,854
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	349,155	116,385	349,155
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	348,295	251,307	348,295
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	34,189	102,566

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	19,421	0	0	38,842
Tax Gross-up (10)	0	0	0	0	0	1,130,759
Total	0	0	385,071	1,312,954	651,735	3,955,421

Arthur M. Mixon, III Executive Vice President– Operations and Production
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	375,950	375,950	0	751,900
Annual Cash Incentive (3)	0	0	0	0	0	1,032,950
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	263,595	263,595	263,595
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	358,991	119,664	358,991
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	358,194	258,474	358,194
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	35,151	105,453

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	19,421	0	0	38,842
Tax Gross-up (10)	0	0	0	0	0	1,098,021
Total	0	0	395,371	1,356,730	676,884	4,007,946

Tracy Price Executive Vice President- Business Development and Land
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	365,650	365,650	0	731,300
Annual Cash Incentive (3)	0	0	0	0	0	1,004,650
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	259,137	259,137	259,137
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	349,156	0	349,156
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	267,653	122,171	267,653
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	0	102,566

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	13,901	0	0	27,802
Tax Gross-up (10)	0	0	0	0	0	1,067,013
Total	0	0	379,551	1,241,596	381,308	3,809,277

(1)
For purposes of this analysis, we assumed that the effective date of termination is December 31, 2014, the price per share of our common stock on the date of termination is $3.74 per share and that the executive’s compensation is as follows: Mr. Goodson’s base salary is equal to $636,540 and annual incentive target opportunity is equal to 100% of base salary; Mr. Zehnder’s base salary is equal to $432,600 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Clement’s base salary is equal to $365,650 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Mixon’s base salary is equal to $375,950 and short-term incentive target opportunity is equal to 100% of base salary; and Mr. Price’s base salary is equal to $365,650 and short-term incentive target opportunity is equal to 100% of base salary.

(2)
Under “Involuntary Not for Cause Termination” and “Death or Disability,” severance is calculated as 1x base salary and is payable in equal semi-monthly installments for 12 months following the date of termination. Under “After a Change in Control,” severance is calculated as 2x base salary and is payable in a lump sum not later than the fifth day following the date of termination.

(3)
Under “After a Change in Control,” short-term incentive is calculated as 2x the executive’s most recent annual bonus, which amount is payable in a lump sum not later than the fifth day following the date of termination, plus the executive’s target bonus under the Annual Incentive Bonus Plan pro rated for the plan year in which the “change in control” occurs, which amount is payable on a date to be determined by the Compensation Committee in its sole discretion. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Cash Incentive Compensation” above for a description of the Annual Incentive Bonus Plan.

(4)
Pursuant to the terms of the 1998 Incentive Plan, the 2013 Incentive Plan and the incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or the date immediately preceding a “change in control.”

(5)
Pursuant to the terms of the 1998 Incentive Plan, the 2013 Incentive Plan and the incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”

(6)
Pursuant to the terms of the 2013 Incentive Plan and incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” all restrictions and conditions on restricted stock units will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.” Under “Retirement,” all restrictions and conditions on restricted stock units that would have vested within 12 months of the date of retirement will be deemed satisfied and will be fully vested on the date of retirement.

(7)
Pursuant to the terms of our Cash Incentive Plan and incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” all restrictions and conditions on phantom stock units will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.” Under “Retirement,” all restrictions and conditions on phantom stock units that would have vested within 12 months of the date of retirement will be deemed satisfied and will be fully vested on the date of retirement

(8)
Pursuant to the terms of our Cash Incentive Plan and incentive agreements thereunder, under “After a Change in Control,” all performance units will be deemed fully vested and, in the event of a “change in control” prior to the end of the performance period, all performance goals will be deemed to be achieved at the target level. Under “Retirement,” all performance units that would have vested within 12 months of the date of retirement after the end of a performance period where the performance goals have be achieved will be deemed fully vested on the date of retirement.

(9)
Health and Welfare Benefits Continuation is calculated as 12 months under “Involuntary Not for Cause Termination” and as 24 months under “After a Change in Control.” Benefits payable under “After a Change in Control” will be reduced to the extent substantially similar benefits are actually received by or made available to the executive by any other employer during the 24-month period at a cost to the executive that is commensurate with the cost incurred by the executive immediately prior to the executive’s date of termination, subject to certain conditions. Amounts are based on COBRA rate.

(10)
In the event that the executive becomes entitled to the severance benefits under the termination agreement or any other agreement, plan, instrument or obligation, in whatever form, of ours, including by reason of the accelerated vesting of stock options or restricted stock hereunder or thereunder, and in the event that any of such benefits will be subject to an excise tax, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of any excise tax on such benefits and any federal, state and local income tax, excise tax and FICA and Medicare withholding taxes upon such additional amount will be equal to the such benefits, subject to certain conditions.

Securities Authorized For Issuance Under Equity Compensation Plans
The following table sets forth information regarding our equity compensation plans as of December 31, 2014:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,517,704	$6.05	6,253,149

Equity compensation plans not approved by security holders	0	0	0

Total	1,517,704	$6.05	6,253,149

(1)
Includes options and restricted stock units outstanding under the 1998 Incentive Plan and the 2013 Incentive Plan. The 1998 Incentive Plan was frozen in May 2013 and no new awards have been or will be issued under the 1998 Incentive Plan. The total number of shares of common stock initially available for issuance under the 2013 Incentive Plan was 4,500,000.

(2)
Includes 444,256 shares of common stock available for issuance under the 2013 Incentive Plan and 5,808,893 shares of common stock available for purchase by the company’s employees pursuant to the 2012 Employee Stock Purchase Plan. The total number of shares of common stock initially available for purchase under the 2012 Employee Stock Purchase Plan was 6,000,000.

Certain Relationships and Related Transactions
Policies and Procedures with Respect to Related Party Transactions. The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.
Working Interest and Overriding Royalty Interest Owners. Charles T. Goodson or his affiliates are working interest owners and overriding royalty interest owners and E. Wayne Nordberg and William W. Rucks, IV, are working interest owners in certain properties operated by us or certain properties in which we also hold a working interest. As working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, they are entitled to receive their proportionate share of revenues in the normal course of business.
During 2014, in his capacity as a working interest owner or overriding royalty interest owner, revenues, net of costs, were disbursed to Mr. Goodson or his affiliates in the amount of $80,000, and with respect to Mr. Nordberg, costs billed equaled revenues disbursed. No such disbursements were made to Mr. Rucks. With respect to Mr. Goodson, gross revenues attributable to interests, properties or participation rights held by him prior to joining us as an officer and director on September 1, 1998 represent all of the gross revenue received by him in 2014.
In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. At December 31, 2014, our joint interest billing receivable included approximately $5,000 from the related parties discussed above or their affiliates, attributable to their share of costs. This represents less than 1% of our total joint interest billing receivable at December 31, 2014.
Charter Aircraft. Periodically, we charter private aircraft for business purposes pursuant to an arrangement by which we pay a third party operator for the use of flight hours owned by Mr. Goodson through a fractional ownership arrangement with this third party operator. During 2014, we paid $18,200 to the third party operator for use of such flight hours. The company’s use of flight hours purchased by Mr. Goodson was pre-approved by the company’s Audit Committee and there is no agreement or obligation by or on behalf of the company to utilize this aircraft arrangement.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: J. Bond Clement was late in filing a Form 4 disclosing two transactions; E. Wayne Nordberg was late in filing a Form 4 disclosing one transaction; Arthur M. Mixon was late in filing one Form 4 disclosing two transactions; and William W. Rucks, IV was late in filing one Form 4 disclosing three transactions.
Other Matters
Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2014, our Quarterly Reports on Form 10-Q and other information are available on our website (www.petroquest.com) and may also be obtained by calling (337) 232-7028 or writing to the address below:
PetroQuest Energy, Inc.
Corporate Communications
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals
If you want us to consider including a proposal in our proxy statement for our 2016 annual meeting of stockholders you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 no later than December 9, 2015.
If you intend to present a proposal at our 2016 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2016 Proxy Statement, you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices listed above no later than March 21, 2016 and no earlier than January 21, 2016, and it must contain certain information specified in our Bylaws. If the date of PetroQuest’s 2016 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2015 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.
Sincerely,
/s/ Edward E. Abels, Jr.
Edward E. Abels, Jr.
Executive Vice President – General Counsel
and Secretary
April 7, 2015

PETROQUEST ENERGY, INC. 400 E. KALISTE SALOOM RD. STE. 6000 LAFAYETTE, LA 70508
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For Withhold For All All All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors Nominees	☐ ☐ ☐
01 Charles T. Goodson 02 William W. Rucks, IV 03 E. Wayne Nordberg 04 Michael L. Finch 05 W.J. Gordon, III 06 Charles F. Mitchell, II
The Board of Directors recommends you vote FOR proposals 2 and 3.			For Against Abstain
2 Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.			☐ ☐ ☐
3 Advisory approval of the Company's executive compensation.			☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

PETROQUEST ENERGY, INC. Annual Meeting of Stockholders May 20, 2015 9:00AM This proxy is solicited by the Board of Directors

The undersigned stockholder of PetroQuest Energy, Inc. (the "Company"), revoking all prior proxies, hereby appoints Charles T. Goodson, W. Todd Zehnder and Edward E. Abels, Jr., and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the City Club at River Ranch, located at 1100 Camellia Blvd., Lafayette, Louisiana 70508, on Wednesday, May 20, 2015, at 9:00 a.m., Lafayette time, and at any postponement or adjournment of said meeting, all of the shares of the Company's common stock in the name of the undersigned or which the undersigned may be entitled to vote.

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR the election of all of the nominees for director in proposal 1, and FOR proposals 2 and 3 and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any postponement or adjournment of said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the
Proxy Statement furnished herewith.

(Continued and to be marked, dated and signed on reverse side)